Exhibit 10.16

January 9, 2001

David Jackson, M.D.

6 Richmond Drive

Skillman, New Jersey 08558

Dear David:

On behalf of Adolor Corporation (the “Company”), I would like to extend an offer to you to join Adolor as a Sr. Vice President, Research & Development reporting directly to John Farrar, CEO and President. Reporting to you will be the Vice Presidents of Exploratory Research & Drug Discovery, Clinical Research & Development, Pre-Clinical Development, Regulatory Affairs, and the Director of Project Management.

In this position, your salary will be paid at an annual rate of $300,000 in accordance with the company’s customary practices and will be subject to the normal payroll withholding taxes. Adolor’s current pay practice is to make direct payroll deposits on alternate Fridays.

Benefits

As a full time employee, you will be eligible to participate in the company’s employee benefit programs. These include:

•	Blue Cross/Blue Shield’s Personal Choice medical plan and dental insurance coverage through Guardian. As is the current practice in our industry, we ask that employees contribute a portion of the medical and dental insurance premiums

•	Long Term Disability insurance

•	You will be provided a company paid term life insurance plan equivalent to $1,000,000

•	Following 30 days of continuous employment you will be eligible to join our 401(k) savings plan administered through Principal Financial Group which offers up to 22 funds from which to choose

•	You will be entitled to take three weeks of vacation on an annual basis. Vacation accrues to you at the rate of one twelfth of your annual amount each month

•	Benefits are subject to change from time-to-time at the discretion of the Company

Incentive Compensation

You will also be eligible to participate in the Company’s incentive compensation plan, including a bonus plan and a special long-term incentive award. Bonuses under this plan are discretionary, are based on the achievement of individual and Company milestones and are subject to the approval of the Board of Directors. Your annual bonus target will be 30% of your base salary. Additionally, the company will offer you the right and option to purchase 20,000 shares of common stock, which will be Non-Qualified Stock Options, at year end 2001, if you are successful in meeting your company objectives. The stock exercise price will be equal to the fair market value of the common stock on the date of your employment discounted $5.00 per share. These stock options will initiate vesting according to Adolor’s standard vesting schedule (1/48th per month) as of the first day of your employment.

Stock Option Plan

Upon joining the Company, you will have the opportunity to participate in the Company’s stock option plan. You will be offered an option to purchase 50,000 shares of Adolor’s common stock at an exercise price equal to the fair market value of the common stock as of the date of your employment. These options are Incentive Stock Options and your right to purchase the stock (exercise a portion of the option) will vest in equal monthly amounts over a four year period commencing on the date you begin full time employment. The company will also offer you the option to purchase 30,000 additional shares of Common Stock which are Non-Qualified Stock Options. The vesting schedule is the same as listed above for the ISO grant. The exercise price for these Non-Qualified stock options will be equal to the fair market value of the common stock as of the date of your employment with an additional discount of $5.00 per share.

Miscellaneous Provisions

•	You will be eligible to receive a $ 20,000 Sign-On Bonus. Ten thousand dollars will be provided to you following the first week of employment and the remaining $10,000 will be provided to you at the end of 30 days of continuous employment.

•	Additionally, the company agrees to provide you with local hotel accommodations for 1-2 nights per week, if it is deemed necessary that you work extended hours past your normal workday.

•	Finally, the company agrees that you will be permitted to work 1 day per week from your home (the day to be agreed to by you and John Farrar), unless, on occasion, it is necessary that you work on-site for the full week. This arrangement will remain in effect until you relocate in accordance with the agreement set forth below.

Relocation

It is agreed that you will continue to reside in Skillman, New Jersey until your son graduates from high school. At that time, no sooner than 18 months, but not to exceed 24 months from the date of your employment, you will relocate to the Greater Philadelphia area. To assist you in the relocation of you and your family, Adolor Corporation will provide the following as a relocation package:

•	100% of the real estate commission associated with the sale of your house located at 6 Richmond Drive, Skillman, New Jersey.

•	Normal and customary expenses associated with moving your household goods from New Jersey to the Greater Philadelphia area.

•	Reimbursement for rent and utilities associated with temporary living following the sale of your home at 6 Richmond Drive, New Jersey for up to two full months.

•	The closing costs associated with the purchase of a house in the Greater Philadelphia area.

It is agreed that if you voluntarily leave Adolor, within 6 months following your relocation, you will be required to reimburse the company for all expenses incurred for your relocation.

Severance Agreement

The company agrees to provide you with the equivalent of one year’s annual salary if you are terminated without cause.

Conditions of Employment

As a condition of employment with the company, which is understood to be at-will employment, we require that you sign the enclosed Employee Noncompetition, Nondisclosure and Development Agreement and return it to me. This offer will expire at 5:00 p.m. on Friday, January 12, 2001 unless you accept it prior to that time. If you wish to accept this offer based on the terms defined in this letter, please sign, date and return the enclosed copy together with the signed Employee Noncompetition, Nondisclosure and Development Agreement in the envelope enclosed.

David, we sincerely hope that you will accept our offer and we are eager to have you join Adolor on January 29, 2001, unless an earlier date is agreed to by you and John Farrar. We are looking forward to working with you and to your contributions to the future success of our Company.

Please feel free to call me, at (484) 595-1080 if you have any questions about this offer or any other aspect of Adolor.

Very truly yours,

Susan A. Bach
Director, Human Resources

Accepted and Agreed

/s/ David Jackson	January 10, 2001
Signature	Date

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